EX-(d)(4)(y)(i)

2nd AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 2nd AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 30th day of September, 2020 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and Massachusetts Financial Services Company (“MFS”), a Delaware corporation.

Recitals

1.      LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.      LIAC has contracted with MFS to serve as sub-adviser to the LVIP MFS International Growth Fund (the “Fund”), a series of the Trust, pursuant to a Sub-Advisory Agreement dated October 1, 2010, as amended October 1, 2015 (the “Agreement”);

3.      MFS and LIAC have agreed to reduce the sub-advisory fee on the Fund and desire to amend the fee schedule (“Schedule A”) to the Agreement.

Representations

1.      MFS represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; however, MFS makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of MFS.

2.      LIAC represents and warrants that: (i) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (ii) approval of this revised fee schedule has been obtained from the Trust’s Board of Trustees at a WebEx videoconferencing, due to the ongoing COVID-19 pandemic, held September 1, 2020.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.      The Recitals are incorporated herein and made a part hereof.

2.      The Representations made herein are incorporated and made a part hereof.

3.      Schedule A shall be deleted and replaced with the attached amended Schedule A effective October 1, 2020, to reflect a reduction in the subadvisory fee for the Fund paid by LIAC to MFS.

4.      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

LVIP MFS International Growth Fund

5.      This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION	MASSACHUSETTS FINANCIAL SERVICES COMPANY

By: /s/ Jayson R. Bronchetti	By: /s/ Carol Geremia
Name: Jayson R. Bronchetti	Name: Carol Geremia
Title: President	Title: Director, President & Head of Global Distribution

2	LVIP MFS International Growth Fund

SCHEDULE A

Fee Schedule

Fund	Annual Fee as a Percentage of Average Daily Net Assets
LVIP MFS International Growth Fund	REDACTED

3	LVIP MFS International Growth Fund